EXHIBIT 11

Earnings per share computations (unaudited)
(In 000's except share data)

                                                               Restated
                                                         Three Months ended
                                                         September 30, 1997
                                               Income (Loss)   Shares    Per share
                                               (Numerator)  (Denominator)  Amounts
Net loss before extraordinary item              $(18,876)
Less: Special stock dividends and redemption
      premium on series B Special Stock          (18,953)

Basic EPS
Net loss before extraordinary item              $(37,829)      31,853      $(1.19)
Extraordinary loss                               (42,033)      31,853       (1.32)
Net loss applicable to common shares            $(79,862)      31,853      $(2.51)

Effect of Dilutive Securities (a)
Stock options                                                    --
Warrants                                                         --
Convertible preferred stock dividends                            --
                                                --------      ------

Dilutive EPS
Net loss applicable to common shares
   with assumed conversions                     $(79,862)      31,853      $(2.51)
                                                ========       ======      ======


                                                      Three Months ended
                                                       September 30, 1998
                                               Income        Shares   Per share
                                            (Numerator)  (Denominator)  Amounts
Basic EPS
Net loss applicable to common shares          $(2,682)      32,982      $(0.08)
                                                                        ======

Effect of Dilutive Securities (a)
Stock options                                                  --
Warrants                                                       --
Convertible preferred stock dividends                          --
                                              ------       ------

Dilutive EPS
Net loss applicable to Common Shares
    with assumed conversions                  $(2,682)      32,982      $(0.08)
                                              =======       ======      ======





cont.

 (a) The following securities were in-the-money as of the period end but were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented:

                                   For the three months ended
                                   September 30,September 30,
                                         1998      1997
                                            (in 000s)
       Stock options                       38     3,930
       Warrants                             -     2,000
                                          ---     -----
                                           38     5,930

       Adjusted for application
          of the treasury stock method    38      1,450
                                         ===      =====

Under the treasury stock method, the assumed net proceeds from the exercise of the weighted average number of common stock equivalents outstanding during the period are assumed to be used to repurchase common stock at its average market price during the period. Such repurchase of common stock reduces the dilutive effect of the common stock equivalents.